Exhibit 3.1

SMARTKEM, INC.

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF

PREFERENCES, RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Ian Jenks and Barbra Keck, do hereby certify that:

1.                  They are the Chief Executive Officer and Secretary, respectively, of SmartKem, Inc., a Delaware corporation (the “Corporation”).

2.                  The Corporation is authorized to issue 10,000,000 shares of preferred stock, of which 11,099.36596 shares have been issued, consisting of shares of Series A-1 Preferred Stock (as defined below) of which 856 are currently issued and outstanding.

3.                  The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) authorizes the Corporation to issue 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”), which may be issued from time to time in one or more series; and

WHEREAS, the Amended and Restated Certificate of Incorporation authorizes the Board of Directors to establish the number of shares to be included in such series, and to fix the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof; and

WHEREAS, on June 14, 2023, the Corporation filed a certificate of designation designating Series A-1 Preferred Stock and on January 29, 2024, the Corporation filed an amended and restated certificate of designation for the Series A-1 Preferred Stock, which was subsequently amended on December 11, 2024, and the Corporation wishes to further amend and restate the terms of such certificate of designation as set forth herein.

WHEREAS, on December 17, 2024 the Corporation and holders of the Series A-1 Preferred Stock, entered into a consent and amendment agreement (the “Consent and Amendment Agreement”).

4.                  This Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock has been duly adopted by the holders of a majority of the outstanding shares of Series A-1 Preferred Stock, including AIGH Investment Partners LP and its Affiliates, which is the only class or series of stock entitled to vote thereon.

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NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, (i) a series of Preferred Stock be, and hereby is, authorized by the Board of Directors, (ii) the Board of Directors hereby authorizes the issuance of 11,100 shares of Series A-1 Preferred Stock and (iii) the Board of Directors hereby fixes the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of such shares of Series A-1 Preferred Stock as follows:

TERMS OF SERIES A-1 PREFERRED STOCK

Section 1. Definitions. Unless otherwise defined herein, capitalized terms have the respective meanings ascribed thereto in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

“Additional Conversion Shares” means the additional Conversion Shares that are issuable as a result of this Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A-1 Convertible Preferred Stock.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(e).

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee”  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

“Buy-In” shall have the meaning set forth in Section 6(d)(iv).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1 of the Purchase Agreement.

“Closing Date” means the Trading Day on which all of the Transaction Documents have been executed and delivered by the applicable parties thereto and all conditions precedent to (i) each Holder’s obligations to pay the Subscription Amount and (ii) the Corporation’s obligations to deliver the Securities have been satisfied or waived.

“Commission” means the United States Securities and Exchange Commission and includes the staff thereof acting on its behalf.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Date” shall have the meaning set forth in Section 6(a).

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“Conversion Price” shall have the meaning set forth in Section 6(c).

“Conversion Ratio” shall have the meaning set forth in Section 6(a).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A-1 Preferred Stock in accordance with the terms hereof.

“DGCL” means the Delaware General Corporation Law, as in effect on the Original Issue Date.

“Effective Date” means the date on which the Registration Statement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempt Issuance” shall have the meaning ascribed thereto in the Purchase Agreement.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“Fundamental Transaction Notice Date” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“Mandatory Conversion” shall have the meaning set forth in Section 6(b).

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“Mandatory Conversion Date” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Notice” shall have the meaning set forth in Section 6(b).

“Mandatory Conversion Time” shall have the meaning set forth in Section 6(b).

“New Common Stock” shall have the meaning set forth in Section 7(a).

“New York Courts” shall have the meaning set forth in Section 10(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of Series A-1 Preferred Stock regardless of the number of transfers of any particular shares of Series A-1 Preferred Stock and regardless of the number of certificates, if any, which may be issued to evidence such Series A-1 Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in the recitals.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of June 14, 2023, among the Corporation and the original Holders, as amended, modified or supplemented from time to time in accordance with its terms.

“Registration Rights Agreement” means the Registration Rights Agreement as defined in the Consent and Amendment Agreement.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement covering the resale or other disposition of the Additional Conversion Shares.

“Qualified Offering” shall have the meaning set forth in Section 6(b)(i).

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended and interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities” means the Series A-1 Preferred Stock, the Warrants, the Warrant Shares and the Underlying Shares.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Stated Value” shall have the meaning set forth in Section 2.

“Subscription Amount” shall mean, as to each Holder, the aggregate amount to be paid for the Series A-1 Preferred Stock and Warrants purchased pursuant to the Purchase Agreement as specified below such Holder’s name on the signature page of the Purchase Agreement and next to the heading “Subscription Amount,” in United States dollars and in immediately available funds.

“Subsidiary” means any subsidiary of the Corporation and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Purchase Agreement.

“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) (or any successors to any of the foregoing).

“Transaction Documents” means this Certificate of Designation, the Purchase Agreement, the Warrants, the Registration Rights Agreement, the Voting Agreements, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated pursuant to the Purchase Agreement.

“Transfer Agent” means Equiniti Trust Company, LLC, the current transfer agent of the Corporation and any successor transfer agent of the Corporation. The transfer agent’s address is 6201 15th Avenue Brooklyn, NY 11219 and its taxpayer identification number is 26-2383678.

“Underlying Shares” means the shares of Common Stock issued and issuable upon conversion of the Series A-1 Preferred Stock and upon the exercise of the Warrants.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB or the OTCQX is a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then quoted on OTCQB or OTCQX and if prices for the Common Stock are then reported in the Pink Open Market (“Pink Market”) operated by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

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“Warrant Delivery Date” shall have the meaning set forth in Section 6(d)(i).

“Warrants” means, collectively, the Common Stock purchase warrants delivered to the Holders at the Closing in accordance with Section 2.2(a) of the Purchase Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) and the number of shares so designated shall be 11,100 (which shall not be subject to increase without the written consent of the holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Series A-1 Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $10,000 (the “Stated Value”).

Section 3. Dividends. In addition to stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Series A-1 Preferred Stock equal (on an as-if-converted-to- Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Series A-1 Preferred Stock.

Section 4. Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred Stock shall have no voting rights. As long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock which must include AIGH Investment Partners LP and its Affiliates (“AIGH”) for so long as AIGH is holding at least $1,500,000 in aggregate Stated Value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement, (a) alter or change the powers, preferences or rights given to the Series A-1 Preferred Stock, (b) alter or amend its Amended and Restated Certificate of Incorporation, this Certificate of Designation or its bylaws in such a manner so as to materially adversely affect any rights given to this Series A-1 Preferred Stock, (c) increase the number of authorized shares of Series A-1 Preferred Stock, (d) issue any Series A-1 Preferred Stock except pursuant to the Purchase Agreement, or (e) enter into any agreement to do any of the foregoing.

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Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive, pari passu with holders of the Common Stock, out of the assets, whether capital or surplus, of the Corporation an amount equal to the amount that would otherwise be payable to them if all of the shares of Series A-1 Preferred Stock had converted into shares of Common Stock immediately prior to such Liquidation.

Section 6. Conversion.

a)                  Conversions at Option of Holders. From and after the earlier of (i) the Effective Date and (ii) the six-month anniversary of the Effective Time (as defined in the Consent and Amendment Agreement), each share of Series A-1 Preferred Stock shall be convertible, at any time and from time to time at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth herein) determined by dividing the Stated Value of such share of Series A-1 Preferred Stock by the Conversion Price (the “Conversion Ratio”). Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”); provided that the Corporation shall not be required to honor such request if such conversion does not involve an underlying conversion value of Common Stock of at least $5,000 based on the Stated Value of such Series A-1 Preferred Stock subject to the conversion on the Conversion Date (as defined below) (unless such lesser amount relates to all of a Holder’s Series A-1 Preferred Stock). Each Notice of Conversion shall specify the number of shares of Series A-1 Preferred Stock to be converted, the number of shares of Series A-1 Preferred Stock owned prior to the conversion at issue, the number of shares of Series A-1 Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by .pdf via email such Notice of Conversion to the Corporation (such date, the “Conversion Date”). The Corporation shall be entitled to rely on any Notice of Conversion if it is received from the notice address the Corporation is provided in connection with such transfer. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series A-1 Preferred Stock, a Holder shall deliver transfer instruments reasonably satisfactory to the Corporation and shall surrender certificate(s), if any, representing the shares of such Series A-1 Preferred Stock to the Corporation. Upon surrender of a certificate representing shares of Series A-1 Preferred Stock that are to be converted in part pursuant to this Certificate of Designation, the Corporation shall cause the Transfer Agent to issue a book entry receipt representing the number of shares of Series A-1 Preferred Stock that are not so converted. Shares of Series A-1 Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

b)                  Mandatory Conversion. All outstanding shares of Series A-1 Preferred Stock shall automatically be converted into shares of Common Stock (a “Mandatory Conversion”) at the then effective Conversion Price (a “Mandatory Conversion”), upon the earlier of (i) the Effective Date and (ii) the date and time, or upon the occurrence of an event, specified by vote or written consent of the Holders of a majority of the then outstanding shares of the Series A-1 Preferred Stock which must include AIGH for so long as AIGH is holding at least $1,500,000 in aggregate Stated Value of Series A-1 Preferred Stock acquired pursuant to the Purchase Agreement.

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The Corporation shall send written notice of the Mandatory Conversion Time to the Holders. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time and the failure to provide such notice shall not effect the Mandatory Conversion. In the event that any Mandatory Conversion would result in a Holder exceeding its Beneficial Ownership Limitation (after giving effect to the Mandatory Conversion of shares of Series A-1 Preferred Stock held by the other Holders), then upon such Mandatory Conversion the Holder shall receive (i) shares of Common Stock in an amount that would not cause such Holder to exceed its Beneficial Ownership Limitation (after giving effect to the Mandatory Conversion of shares of Series A-1 Preferred Stock held by the other Holders), and (ii) Class C Warrants (the Form of which is Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 29, 2024) exercisable for the remaining shares which the Holder would otherwise be entitled to receive. From and after the Mandatory Conversion Time, the Series A-1 Preferred Stock converted in the Mandatory Conversion shall be deemed to be cancelled.

c)                  Conversion Price. The conversion price for the Series A-1 Preferred Stock shall equal to $4.34 (the “Conversion Price”). The Conversion Price shall be subject to adjustment as provided in Section 7.

d)                  Mechanics of Conversion.

i.                    Delivery of Conversion Shares Upon Conversion. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) after each Conversion Date or Mandatory Conversion Date, as applicable (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being acquired upon the conversion of the Series A-1 Preferred Stock. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Corporation’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Conversion. In the event that the Series A-1 Preferred Stock is converted, in whole or in part, into Class C Warrants, not later than two Trading Days after each Conversion Date or Mandatory Conversion Date, as applicable, the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Class C Warrants being acquired upon the conversion of the Series A-1 Preferred Stock (the “Warrant Delivery Date”).

ii.                  Failure to Deliver Conversion Shares and/or Class C Warrants. If, in the case of any Notice of Conversion, such Conversion Shares and/or Class C Warrants are not delivered to or as directed by the applicable Holder by the Share Delivery Date or the Warrant Delivery Date, as applicable, such Holder shall, to the fullest extent permitted by law, be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares and/or Class C Warrants, to rescind such conversion, in which event the Corporation shall promptly return to such Holder the shares of Series A-1 Preferred Stock delivered to the Corporation and such Holder shall promptly return to the Corporation the Conversion Shares and/or the Class C Warrants issued to such Holder pursuant to the rescinded Notice of Conversion. In the event of such rescission, the Corporation shall be obligated to pay accrued liquidated damages but there shall be no obligation to pay liquidated damages following such rescission with respect to the prior default by the Corporation for the rescinded Notice of Conversion.

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iii.                Obligation Absolute; Partial Liquidated Damages. The Corporation’s obligation to issue and deliver the Conversion Shares and/or Class C Warrants upon conversion of Series A-1 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim or recoupment; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of its Series A-1 Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, restraining and/or enjoining conversion of all or part of the Series A-1 Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Series A-1 Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment in its favor. In the absence of such injunction, the Corporation shall issue Conversion Shares and/or Class C Warrants in accordance with the terms of this Certificate of Designation. If the Corporation fails to deliver to a Holder such Conversion Shares and/or Class C Warrants pursuant to Section 6(d)(i) by the Share Delivery Date applicable to such conversion when it was required to do so under this Certificate of Designation, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Underlying Shares (based on the higher of the VWAP of the Common Stock on the Conversion Date or the Mandatory Conversion Date, as applicable, and the Stated Value of the Series A-1 Preferred Stock being converted, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after the Share Delivery Date) for each Trading Day after the Share Delivery Date until such Conversion Shares and/or Class C Warrants are delivered or the Holder rescinds such conversion, to the extent applicable. To the fullest extend permitted by law, nothing herein shall limit a Holder’s right to pursue actual damages pursuant to any Transaction Document for the Corporation’s failure to deliver Conversion Shares and/or Class C Warrants within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. To the fullest extent permitted by law, the exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Nothing herein shall require the Corporation to issue Conversion Shares and/or Class C Warrants (or pay liquidated damages for its failure to do so) if the Notice of Conversion is incomplete or was not properly delivered to the Corporation in accordance with this Certificate of Designation.

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iv.                Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the Share Delivery Date pursuant to Section 6(d)(i), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(d)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A-1 Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amount payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. To the fullest extent permitted by law, nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver the Conversion Shares upon conversion of the shares of Series A-1 Preferred Stock as required pursuant to the terms hereof.

v.                  Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A-1 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders (and the other Holders of the Series A-1 Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Series A-1 Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.                Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series A-1 Preferred Stock. As to any fraction of a share which the Holders would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share. Notwithstanding anything to the contrary contained herein, but consistent with the provisions of this subsection with respect to fractional Conversion Shares, nothing shall prevent any Holder from converting fractional shares of Series A-1 Preferred Stock.

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vii.              Transfer Taxes and Expenses. The issuance of Conversion Shares and/or Class C Warrants on conversion of this Series A-1 Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares and/or Class C Warrants, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares and/or Class C Warrants upon conversion in a name other than that of the Holders of such shares of Series A-1 Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares and/or Class C Warrants unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

e)                  Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth herein, the Corporation shall not effect any conversion of the Series A-1 Preferred Stock, and a Holder shall not have the right to convert any portion of the Series A-1 Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of the Series A-1 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Series A-1 Preferred Stock beneficially owned by such Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, the Series A-1 Preferred Stock or the Warrants) beneficially owned by such Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 6(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 6(e) applies, the determination of whether the Series A-1 Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and of how many shares of Series A-1 Preferred Stock are convertible shall be in the reasonable discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Series A-1 Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates and Attribution Parties) and how many shares of the Series A-1 Preferred Stock are convertible, in each case in relation to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Corporation shall within one Trading Day confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A-1 Preferred Stock, by such Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding shares of Common Stock was reported, including securities converted or exercised prior to or at the same time as the conversion of the shares of Series A-1 Preferred Stock being converted. The “Beneficial Ownership Limitation” shall be 4.99% (or, upon election by a Holder prior to the issuance of any shares of Series A-1 Preferred Stock, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A-1 Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(e) applicable to its Series A-1 Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Series A-1 Preferred Stock held by the Holder and the provisions of this Section 6(e) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series A-1 Preferred Stock. The limitations contained in this paragraph shall apply to any Mandatory Conversion, provided the Corporation may issue Class C Warrants in lieu of any Common Stock in excess of the Beneficial Ownership Limitation

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Section 7. Certain Adjustments.

a)                  Stock Dividends and Stock Splits. If the Corporation, at any time while the Series A-1 Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Series A-1 Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification. If the Corporation, at any time while the Series A-1 Preferred Stock is outstanding, authorizes and issues an additional class of common or special stock, with dividend and voting rights at a ratio different than the existing class of Common Stock (the “New Common Stock”), then the Series A-1 Preferred Stock will automatically become convertible, at the election of the Holders, into shares of the New Common Stock at an adjusted Conversion Price proportional to the then-current Conversion Price multiplied by a fraction, the numerator of which shall be the number of votes per share of the class of New Common Stock, and the denominator of which shall be the number of votes per share of the existing class of Common Stock.

b)                  [Reserved]

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c)                  Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Series A-1 Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that, to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time not to exceed twelve (12) months as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation provided Holder complies with all of the other obligations of a beneficiary of the Purchase Rights that would not result in Holder exceeding the Beneficial Ownership Limitation. Notwithstanding the foregoing, no adjustment will be made under this Section 7(c) in respect of an Exempt Issuance.

d)                  Pro Rata Distributions. During such time as the Series A-1 Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), then, in each such case, each Holder shall be entitled to participate in such Distribution to the same extent that such Holder would have participated therein if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Holder’s Series A-1 Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that any Holder's right to participate in any such Distribution would result in such Holder exceeding the Beneficial Ownership Limitation, then such Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of such Holder until such times, not in excess of twelve (12) months, as its right thereto would not result in such Holder exceeding the Beneficial Ownership Limitation).

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e)                  Fundamental Transaction. If, at any time while the Series A-1 Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person, whereby such other Person acquires more than 50% of the outstanding shares of Common Stock, each, a “Fundamental Transaction”), then the Corporation shall deliver written notice of such Fundamental Transaction to each Holder promptly upon the signing of such Fundamental Transaction, and in any event, at least twenty (20) calendar days prior to the consummation of such Fundamental Transaction (the “Fundamental Transaction Notice Date”), which notice shall include a summary of the terms of such Fundamental Transaction, including the expected amount and type of consideration to be payable to the securityholders of the Corporation. By the deadline set forth in such notice, which shall be at least ten (10) calendar days following the date of the Fundamental Transaction Notice Date, each Holder shall inform the Corporation in writing of its election to either (A) convert all, but not less than all, of its Series A-1 Preferred Stock into Common Stock at the Conversion Ratio or (B) upon any subsequent conversion of the Series A-1 Preferred Stock, receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A-1 Preferred Stock), the number of securities of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which the Holder’s Series A-1 Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(e) on the conversion of the Series A-1 Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then each Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series A-1 Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the applicable Holder(s) and approved by a majority of such Holder(s) (without unreasonable delay and such majority shall be calculated based on the Stated Values of the Series A-1 Preferred Stock of such Holder(s)) prior to such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation and the other Transaction Documents referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Corporation herein.

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f)                   Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)                  Notice to the Holders.

i.                    Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder by email a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

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ii.                  Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a repurchase of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock in their capacities as such of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation (and all of its Subsidiaries, taken as a whole), or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be delivered by email to each Holder at its last email address as it shall appear upon the stock ledger of the Corporation, at least ten (10) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non- public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. To the extent that the Holder has the right to convert its shares of Series A-1 Preferred Stock under Section 6 hereof, the Holder shall remain entitled to convert its Series A-1 Preferred Stock (or any part hereof) during the 10-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 8. [Reserved]

Section 9. Transfer Restrictions. Any transferee of shares of Series A-1 Preferred Stock shall comply with Section 4.1(e) of the Purchase Agreement, and any attempted sale, assignment or transfer of shares of Series A-1 Preferred Stock made without such compliance shall be void ab initio and of no effect.

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Section 10. Miscellaneous.

a)                  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number or email attachment at the e-mail address set forth in the Purchase Agreement at or prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or e-mail address set forth in the Purchase Agreement on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the second (2nd) Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service to the address set forth in the Purchase Agreement or (d) upon actual receipt by the party to whom such notice is required to be given. For so long as any shares of Series A-1 Preferred Stock are outstanding, the Corporation agrees that it will appoint its registered agent in the state of Delaware as its agent for service of process. The Corporation’s current registered agent is Corporation Service Company maintaining an address at 251 Little Falls Drive, Wilmington, Delaware 19808 and email address of sop@cscglobal.com. Such registered agent shall continue to be a non-exclusive agent for service of process until replaced by another registered agent in the State of Delaware or New York, after notice to the Purchasers in the manner described herein, of such replacement address. All Purchasers must be informed of a change of Registered Agent.

b)                  Absolute Obligation. To the fullest extent permitted by law, and except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages, accrued dividends and accrued interest, as applicable, on the shares of Series A-1 Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)                  Lost or Mutilated Series A-1 Preferred Stock Certificate. In the event a Holder’s Series A-1 Preferred Stock is in certificated form, if a Holder’s Series A-1 Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A-1 Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, an indemnity in form and substance reasonably satisfactory to the Corporation, and of the ownership hereof reasonably satisfactory to the Corporation.

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d)                  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

e)                  Waiver. Any waiver by the Corporation or a Holder of any rights hereunder or any breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other rights hereunder or any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

f)                   Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)                  Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

h)                  Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                   Status of Converted or Repurchased Series A-1 Preferred Stock. If any shares of Series A-1 Preferred Stock shall be converted, repurchased or reacquired by the Corporation, such shares shall be retired and resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as Series A-1 Preferred Stock.

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RESOLVED, FURTHER, that the chief executive officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Second Amended and Restated Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Second Amended and Restated Certificate this 20th day of December, 2024.

/s/ Ian Jenks		/s/ Barbra Keck
Name:	Ian Jenks	Name:	Barbra Keck
Title:	Chief Executive Officer	Title:	Secretary

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ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A-1 PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock (“Preferred Stock”) indicated below into shares of common stock, par value $0.0001 per share (the “Common Stock”), of SmartKem, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation in accordance with the Purchase Agreement. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Preferred Stock owned prior to Conversion:

Number of shares of Preferred Stock to be Converted:

Stated Value of shares of Preferred Stock to be Converted:

Number of shares of Common Stock to be Issued:

Number of Class C Warrants to be Issued (if applicable):

Applicable Conversion Price:

Number of shares of Preferred Stock subsequent to Conversion:

Address for Delivery:

or

DWAC Instructions:

Broker no:
Account no:

[HOLDER]

By:
Name:
Title:

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